Exhibit 10.28

Third Addendum and Amendment to Support Services Agreement

This THIRD ADDENDUM AND AMENDMENT TO SUPPORT SERVICES AGREEMENT by and among PEAK6 Investments, L.P., (“Providing Party”), Apex Clearing Corporation Holdings LLC (“ACH”) and Apex Clearing Corporation (“Apex”) is made and entered into as of May 12,2014 (the “Addendum”).

WHEREAS, on June 5, 2012, Providing Party and ACH entered into that certain Support Services Agreement (the “Original Agreement”); and

WHEREAS, on December 1, 2012, ACH, Providing Party, and Apex entered into an Addendum and Amendment to add Apex as a party to the Original Agreement; and

WHEREAS, on September 26, 2013, ACH, Providing Party, and Apex entered into a Second Addendum and Amendment to specify the pricing to be paid for certain specific services to be provided under the Original Agreement, as amended (the “Second Addendum”); and

WHEREAS, ACH, Providing Party, and Apex desire to enter into this Addendum to amend the Second Addendum.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Use of Defined Terms. Unless otherwise defined herein or the contest otherwise requires, terms for which meanings are provided in the Original Agreement shall have the meanings when used in this Addendum.

ARTICLE II

AMENDMENTS

Section 2.1 Amendment to Charges for Services in the Second Addendum.

(a) The parties agree to amend the Charges for Services in Section 2.1 of the Second Addendum to include the rate for the service set forth below.

“(iii) Infrastructure Hosting. Providing Party will provide Apex with hosting services and use of its servers and infrastructure for dedicated equity and option pricing feeds. The cost for this service, which is expected to begin in May 2014, is $5,000 per month. There will be no additional charges to Apex for setup or maintenance associated with this service. Apex will not be charged until the service begins. Providing Party may terminate this hosting service upon 45 days prior written notice.”

(b) The parties agree to further amend the Charges for Services in Section 2.1 of the Second Addendum by adding the following:

“(c) Providing Party will provide Apex with reasonable access to IT resources for the purpose of diagnosing and addressing issues that Providing Party may encounter with respect to the equity and option pricing feeds. Providing Party will work with Apex to ensure that Apex gets up-to-date releases in a timely and reliable manner.”

ARTICLE III

MISCELLANEOUS

Section 3.1 References to the Original Agreement. Except for the amendments expressly set for above, the Original Agreement is unmodified hereby. Reference to this specific Addendum need not be made in the Original Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Original Agreement, any reference in any of such items to the Original Agreement being sufficient to refer to the Original Agreement as amended hereby.

Section 3.2 Incorporation of Provisions. Sections 7 and 14 of the Original Agreement are incorporated by reference herein mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Addendum and Amendment to Support Services Agreement as of the day and year first written above.

PEAK6 INVESTMENTS, L.P.

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corporate Development and Legal Officer

APEX CLEARING HOLDINGS LLC

By:	/s/ Daniel Rosenthal
Name: Danny Rosenthal
Title: CEO

APEX CLEARING CORPORATION

By:	/s/ Daniel Rosenthal
Name: Danny Rosenthal
Title: CEO

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